Exhibit 3.1

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Lixte Biotechnology Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to issue in one or more classes or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board may determine, from time to time; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

“Conversion” shall have the meaning set forth in Section 6.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of the Series C Preferred Stock in accordance with the terms hereof.

“Junior Securities” means any class of securities that is specifically designated as junior to the Series C Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means November 21, 2025.

“Series C Preferred Stock” means the Corporation’s Series C Convertible Preferred Stock, par value $0.0001 per share.

“Stated Value” means the stated value of the Series C Convertible Preferred Stock, which shall be $1,000 per share, subject to adjustment for stock splits, dividends, combinations and related transactions as set forth herein.

“Stockholder Approval” means approval by a majority of the votes cast by the Corporation’s shareholders for the issuance of Conversion Shares in excess of the 19.99% Exchange Cap in accordance with the applicable rules of The Nasdaq Stock Market LLC.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. Designation and Amount. Two thousand and seven hundred (2,700) shares of Preferred Stock of the Corporation are hereby designated as “Series C Convertible Preferred Stock.”

Section 3. No Dividends. No dividends shall be paid on shares of Series C Preferred Stock.

Section 4. Voting Rights. The holders of shares of Series C Preferred Stock (each a “Holder” and collectively, the “Holders”) shall not be entitled to any voting rights, other than any vote required by law or the Certificate of Incorporation. However, for as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (ii) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series C Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.

Section 5. Rank; Liquidation.

(a) With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of Series C Preferred Stock shall rank: (i) senior to all Junior Securities; (ii) on parity with the Common Stock and any other class or series of Preferred Stock of the Corporation that, by its terms, ranks on parity with the Series C Preferred Stock or does not specifically rank senior to the Series C Preferred Stock (collectively, the “Parity Securities”), and (iii) rank junior to any class or series of Preferred Stock of the Corporation, that, by its terms, ranks senior to the Series C Preferred Stock (collectively, the “Senior Securities”).

(b) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled, together pro rata with the holders of Parity Securities, to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Stated Value of all shares of Series C Preferred Stock held by such Holder.

Section 6. Conversion. Holders of Series C Preferred Stock shall have the following rights with respect to the conversion (“Conversion”) of the Series C Preferred Stock into shares of Common Stock:

(a) Conversions at Option of Holder. Subject to and in compliance with the provisions of this Section 6, upon the Original Issue Date, each share of Series C Preferred Stock may, at the option of the Holder, be converted into fully paid and non-assessable shares of Common Stock, as set forth in this Section 6, upon notice (a “Notice of Conversion”) to the Corporation. The Holders shall effect conversions by providing the Corporation with a Notice of Conversion that shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions, as the case may be, of shares of Series C Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. The Corporation shall deliver, or cause to be delivered, to such Holder, certificates or book-entry statements representing the Conversion Shares promptly, but in no event more than two (2) Trading Days following the applicable Conversion Date.

(b) Conversion Shares. Each share of Series C Preferred Stock shall be convertible into 1,000 Conversion Shares.

(c) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of the Series C Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Beneficial Ownership Limitation”), and such Conversion Shares that may otherwise be acquired by the Holder upon such conversion (or other issuance) shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder. Notwithstanding anything to the contrary herein, the Corporation shall not issuance any Conversion Shares pursuant to this Section 6 to the extent (but only to the extent) that after giving effect to such issuance of Conversion Shares, the aggregate number of Conversion Shares issued under this Certificate of Designation would exceed 19.99% of the aggregate number of shares of Common Stocks issued and outstanding as of the execution date of this Certificate of Designation, which number shall be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the issuance of the Conversion Shares under the applicable rules of the Trading Market (such maximum number of shares, the “Exchange Cap”) unless the Company has obtained Stockholder Approval.

(d) Stock Splits or Combination. If the Corporation, at any time after the Original Issue Date and while at least one share of Series C Preferred Stock is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Shares shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iii) above.

(e) Restrictions. The Holder acknowledges that the Conversion Shares acquired upon the conversion of the Series C Preferred Stock, if not registered or may then be resold pursuant to Rule 144, will have restrictions upon resale imposed by state and federal securities laws.

(f) Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(g) Reservation of Shares. The Corporation covenants and agrees that any Conversion Shares issued upon the conversion of the Series C Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for issuance of the Conversion Shares upon the conversion of the Series C Preferred Stock.

(h) Payment of Taxes. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series C Preferred Stock and Conversion Shares to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or an appropriate Internal Revenue Service Form W-8, as applicable. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series C Preferred Stock and (B) the issue of Conversion Shares; provided, however, in the case of any conversion of Series C Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the Holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(i) Status as Stockholder. Upon each conversion of shares of Series C Preferred Stock, (i) such shares of Series C Preferred Stock being converted shall automatically convert into shares of Common Stock and (ii) the applicable Holder’s rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates or book-entry documentation for such shares of Common Stock in the manner provided herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, each applicable Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series C Preferred Stock in accordance with terms of this Certificate of Designation subject to Section 6(d).

Section 7. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 8. Redemption. The shares of Series C Preferred Stock shall not be redeemable at the option of the Corporation or the Holder thereof; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.

FURTHER RESOLVED, that such determination of the designation, rights, preferences and limitations relating to the Series C Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Certificate of the Incorporation, and in accordance with Section 151 of Title 8 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be duly executed to be effective November 21, 2025.

Lixte Biotechnology Holdings, Inc., a Delaware corporation

By:	/s/ Geordan Pursglove
Name: Title:	Geordan Pursglove Chief Executive Officer